UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________________

FORM 8-K

_________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

OFG BANCORP

(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Oriental Center, 15th Floor
254 Muñoz Rivera Avenue
San Juan, Puerto Rico		00918

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (787) 771-6800

___________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     Effective May 28, 2014, OFG Bancorp (the “Company”) amended its Bylaws as described herein.

     Section 4 of Article I was amended to establish that the Secretary or an Assistant Secretary shall act as secretary of any stockholders’ meeting and that in the absence of the Secretary or Assistant Secretary the chairperson of the meeting may appoint a person to act as secretary of the meeting.  This section was further amended to provide that the chairperson is responsible for conducting the proceedings of any such meeting, determining the order of business, and prescribing the rules and regulations necessary to:  (i) conduct the meeting; (ii) maintain the order and safety at the meeting; (iii) limit the time allotted for questions or comments; (iv) restrict the entry to the meeting once it has begun; and (v) open and close the voting polls.

     Section 6 of Article I was amended to establish, in accordance with the Puerto Rico General Corporations Act, as amended (the “Act”), that the record date cannot be prior to the date on which the resolution fixing the record date is adopted by the Board of Directors.  It was further amended to provide, pursuant to the Act, that the record date used to determine the stockholders entitled to vote at a meeting shall not be more than 60 days nor less than 10 days before the date of the meeting, and that the record date used to determine the payment of dividends shall not be more than 60 days prior to the date for the payment of dividends.  Also, it was amended to establish that for any adjourned meeting the Board may fix a new record date for determining the stockholders entitled to vote.

     Section 13 of Article I was amended to establish that nominations for election to the Board of Directors may be made at an annual meeting of stockholders only pursuant to the Company’s notice of meeting. This section was further amended to change from 20 days to 30 days the period for delivery of written nominations to the Secretary of the Company prior to the annual meeting.

     The Bylaws already provide for nominations by stockholders if any such nominations are submitted to the Secretary of the Company at least 120 days prior to the anniversary date of the mailing of proxy materials for last year’s annual meeting.  Therefore, this section was amended to establish that when an annual meeting is not going to be held within 60 days before or after the anniversary date of the mailing of proxy materials for last year’s annual meeting, the nomination by a stockholder must be delivered no later than the 90th day prior to the date of the annual meeting.

     The Bylaws further provide that any nominations by a stockholder must include the nominee’s qualifications for service and evidence of his or her willingness to serve on the Board if elected.  This provision was expanded to require that the notice of any such nomination by a stockholder include: (i) the name and address of the stockholder who makes the nomination; (ii) a representation that the stockholder is a holder of the Company’s shares of stock entitled to vote and that it intends to appear in person or by proxy at the meeting; (iii) a description of any understandings between the stockholder and the nominee; (iv) any other information regarding the nominee that is required under the proxy rules of the Securities and Exchange Commission; and (v) the written consent of the nominee to serve as director if elected.

     Section 14 of Article I already provides that a stockholder may submit a proposal for consideration at an annual meeting.  To be timely, any such proposal must be submitted to the Secretary of the Company at least 120 days prior to the anniversary date of the mailing of proxy materials for last year’s annual meeting.  This provision was amended to require the delivery of advanced notice for any such stockholder proposal in the same time period that is required for stockholder nominations, as described above, when the annual meeting is not going to be held within 60 days before or after the anniversary date of the mailing of proxy materials for last year’s annual meeting.

     The Bylaws already provide that any stockholder proposal must include a brief description of the business desired to be brought before the annual meeting, the name and address of the stockholder proposing it, the class and number of shares beneficially owned by the stockholder, and any material interest of the stockholder in such business.  Therefore, this provision was amended to also require that the notice of any such proposal include a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring up the matter or proposal.

     Section 2 of Article II was amended to require that the term of any director will end at the earliest of (i) the annual meeting of stockholders following the date he or she turns 71 or (ii) the end of the term for which he or she was elected.  Previously, the Bylaws required that the term of any director end when he or she attains the age of 71.

     Section 12 of Article II was amended to permit directors to provide their written consent in lieu of a meeting by electronic transmission as permitted by the Act.

     In addition to the foregoing, minor conforming changes were made to other provisions of the Company’s Bylaws.

Item 9.01 Financial Statements and Exhibits.

     (d)     Exhibits

Exhibit No.	Description of Document
3(ii)	Amended and restated Bylaws of the Company

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                     OFG BANCORP

Date: June 3, 2014                                                   By:            /s/ Carlos O. Souffront

                                                                                                       Carlos O. Souffront

                                                                                                       General Counsel and

                                                                                         Secretary of the Board of Directors